Exhibit 5.1

OPINION OF COUNSEL OF THE COMPANY

January 4, 2017

Southwest Gas Holdings, Inc.

5241 Spring Mountain Road

Las Vegas, NV 89150

Ladies and Gentlemen:

As counsel for Southwest Gas Holdings, Inc. (the “Company”), I have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of 629,720 shares of the Company’s $1 par value Common Stock (the “Stock”), pursuant to the provisions of the Company’s 2006 Restricted Stock/Unit Plan. I also have examined the steps taken by the Company and its Board of Directors in connection with the authorization and proposed issuance and sale of the Stock, and I am familiar with resolutions adopted by the Board of Directors of the Company.

Based on the foregoing and upon such other matters as I deem relevant in these circumstances, it is my opinion that, subject to the actions authorized by the Company’s Board of Directors, the Stock, upon issuance and sale thereof in the manner specified in the Registration Statement, will be duly authorized, legally and validly issued, fully paid, and nonassessable outstanding Stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement and the Prospectus which forms a part thereof.

Respectfully submitted,

/s/ Joshua M. Westerman

Joshua M. Westerman